Exhibit 10.2
Execution Copy
AMENDMENT AND ADDITIONAL FUNDING AGREEMENT TO
SUBORDINATED DEBT FINANCING AGREEMENT
     This AMENDMENT AND ADDITIONAL FUNDING AGREEMENT TO SUBORDINATED DEBT FINANCING AGREEMENT (this “Amendment”), dated as of October 6, 2008, is made by and between PANDA HEREFORD ETHANOL, L.P., as the Borrower, and BALKAN VENTURES LLC, as the Subordinated Lender (collectively, the “Parties”). Capitalized terms not defined in this Amendment shall have the meanings given in that certain Subordinated Debt Financing Agreement, dated as of July 28, 2006 (as amended, modified or supplemented, the “SDFA”), by and between Borrower and the Subordinated Lender.
RECITALS
     WHEREAS, the Borrower has previously entered into the Senior Debt Financing Agreement and the Borrower has requested that the lenders under the Senior Debt Financing Agreement (a) permit certain borrowings under the Senior Debt Financing, (b) permit disbursements of certain amounts in accordance with approved budgets, (c) modify certain terms of the Senior Debt Financing Agreement, and (d) waive certain events of default that have or may occur under the Senior Debt Financing Agreement (such permissions, modifications and amendments to the Senior Debt Financing Agreement, the “Senior Debt Waiver”);
     WHEREAS, as a condition to the lenders under the Senior Debt Financing Agreement agreeing to the Senior Debt Waiver, the Company is required to obtain additional borrowings from the Subordinated Lender, in the aggregate amount of $2.5 million; and
     WHEREAS, the Subordinated Lender has agreed to lend to the Borrower an additional $2.5 million, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:
     1. Additional Funding.
     (a) On the Subsequent Closing Date (as defined below), on the terms and subject to the conditions of this Amendment and the SDFA, the Subordinated Lender agrees to extend to the Borrower an additional term loan in the amount of $2,500,000 (the “Additional Loan Amount”).

     (b) On the Subsequent Closing Date, the Additional Loan Amount shall be deposited into the Sub-Debt Construction Account, and the Additional Loan Amount shall be applied solely in accordance with the SDFA and the Disbursement Agreement and shall be used solely for the payments made pursuant to Section 2.6 of the SDFA.
     (c) The Additional Loan Amount will mature on the Subordinated Loan Maturity Date, unless payment thereof is due prior to such date by acceleration, mandatory prepayment or otherwise. No portion of the Additional Loan Amount, once repaid, may be reborrowed.
     (d) On the Subsequent Closing Date, the Borrower will execute and deliver to the Subordinated Lender an additional Subordinated Note substantially in the form attached to this Amendment as Exhibit A.
     (e) All terms, conditions, rights, preferences and obligations contained in the SDFA and the other Subordinated Debt Financing Documents shall apply to the Additional Loan Amount, which Additional Loan Amount shall be included in the definition of “Subordinated Loan” under the SDFA; provided, however, that (i) interest on the Additional Loan Amount shall commence on the Subsequent Closing Date and the “Accrual Period” as related to the Additional Loan Amount shall commence on the Subsequent Closing Date and end on the First Repayment Date; and (ii) it being understood and agreed that the Additional Loan Amount has been extended to the Borrower on the Subsequent Closing Date and not the “Closing Date.”
     2. Amendment. In addition to an increase of the amount of the Subordinated Loan to reflect the Additional Loan Amount pursuant to Section 1 hereof, the Parties hereby agree to the following amendments to the SDFA:
     (a) Royalty. Subparagraph (i) of Section 2.5(b) of the SDFA is hereby amended to read in its entirely as follows:
“(i) a seven-year term commencing on the date on which Completion has occurred, and”
     (b) Definition of Subordinated Note. The definition of “Subordinated Note” in Schedule X to the SDFA is hereby amended to read in its entirety as follows:
““Subordinated Note” means one or more promissory notes, in the form of Exhibit 2.4(a) to the Subordinated Debt Financing Agreement, executed and delivered by the Borrower, payable to the order of the Subordinated Lender and collectively evidencing the full amount of the Subordinated Loan.”
     (c) Schedule 2.8(a). Schedule 2.8(a) to the SDFA is hereby replaced in its entirety by the attached Schedule 2.8(a) (amended).

     3. Additional Agreements. In order to induce the Subordinated Lender to fund the Additional Loan Amount and execute this Amendment, the Borrower hereby agrees to the following additional terms:
     (a) In addition to the obligations under Section 5.1(g) of the SDFA, the Borrower shall provide the Subordinated Lender copies of all budgets and timelines provided to the Administrative Agent pursuant to the Senior Debt Financing Agreement and the Senior Debt Waiver, which budgets and timelines shall be subject to the Subordinated Lender’s approval pursuant to Section 5.1(g) of the SDFA.
     (b) In the event a Bankruptcy Event with respect to the Borrower occurs, (i) the Borrower will agree that the Subordinated Lender is adequately protected by the Collateral, (ii) the Borrower will, to the extent that it has sufficient funds and is otherwise not precluded from doing so, support any motion or other request of the Subordinated Lender for payment of interest, fees and expenses with respect to the Subordinated Loan and other Obligations during such Bankruptcy Event, and (iii) the Borrower will have sought debtor-in-possession financing from the Subordinated Lender in the event the senior lenders under the Senior Debt Financing Agreement have not provided such financing to the Borrower.
     4. Effectiveness. This Amendment shall be deemed effective (the date of such effectiveness, the “Subsequent Closing Date”) upon the receipt by the Subordinated Lender of the following:
     (a) this Amendment duly executed by Borrower and the Subordinated Lender;
     (b) the payment in immediately available funds, or evidence of payment, of all of the Subordinated Lender’s accrued fees and expenses, including reasonable attorneys fees, incurred related to this Amendment and the transactions contemplated hereby;
     (c) a Subordinated Note, duly executed by the Borrower, substantially in the form attached to this Amendment as Exhibit A.
     (d) the Panda Ethanol, Inc. Common Stock Purchase Warrant, duly executed by Panda Ethanol, Inc., in the form attached to this Amendment as Exhibit B;
     (e) the Senior Debt Waiver duly executed by Borrower, the Administrative Agent, a majority of the lenders under the Senior Debt Financing Agreement, and any other parties necessary to effect the Senior Debt Waiver, inform and substance reasonably satisfactory to the Subordinated Lender;
     (f) the initial budget provided to the Administrative Agent pursuant to the Senior Debt Wavier and the initial timeline provided to the Administrative

Agent pursuant to the Senior Debt Waiver, each with the written approval thereof by the Engineer; and
     (g) such other instruments, documents and agreements as the Subordinated Lender may reasonably request, in form and substance reasonably satisfactory to the Subordinated Lender.
     5. Representations and Warranties. Borrower hereby represents and warrants to the Subordinated Lender as follows:
     (a) Borrower has all the requisite power and authority to execute this Amendment and to perform all of its respective obligations hereunder, and this Amendment has been duly executed and delivered by Borrower and constitutes the legal, valid and binding obligations of Borrower, enforceable in accordance with its terms;
     (b) The execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower or the organizational documents of Borrower; or (iii) result in a breach or constitute a default under any loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which any of its respective properties may be bound or effected;
     (c) No Event of Default exists under the Subordinated Debt Financing Documents on and as of the date hereof except as previously disclosed to the Subordinated Lender in writing; and
     (d) After giving effect to the Senior Debt Waiver, the Borrower hereby represents that all representations and warranties made by it to the Subordinated Lender in the SDFA and the other Subordinated Debt Financing Documents are true and correct in all material respects with the same force and effect as if made on and as of the date hereof (except to the extent such statements, representations and warranties made in any such Subordinated Debt Financing Document or writing executed prior to the date hereof related to a specific prior date).
     6. No Modification.
     Except as expressly set forth herein, the SDFA, each other Subordinated Debt Financing Document and each document executed in connection therewith shall continue to be, and shall remain, in full force and effect in accordance with the provisions thereof. Except as expressly set forth herein, this Amendment shall not be deemed to be an amendment or waiver of, or consent to any departure from, any other term or condition of the SDFA, any other Subordinated Debt Financing Document or any document executed in connection therewith or to prejudice any other right or rights which the Subordinated

Lender may now have or may have in the future under or in connection with the SDFA, any other Subordinated Debt Financing Document or any document executed in connection therewith. Except as explicitly set forth herein, this Amendment does not create a course of conduct or an agreement to waive any Event of Default or other term or condition in the Subordinated Debt Financing Documents.
     7. Miscellaneous.
     (a) Each reference in the SDFA to “this Agreement” and each reference in each of the Subordinated Debt Financing Documents to the SDFA shall be deemed to refer to the SDFA as modified by this Amendment.
     (b) This Amendment will be a Subordinated Debt Financing Document for all purposes of the SDFA.
     (c) This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof (other than Section 5-1401 of the General Obligations Law and any successor statute thereto).
     (d) Except as expressly modified or amended herein, the SDFA shall continue in effect and shall continue to bind the parties thereto.
     (e) This Amendment shall not constitute a waiver or modification of any of the Subordinated Lender’s rights and remedies or of any of the terms, conditions, warranties, representations, or covenants contained in the Subordinated Debt Financing Documents, except as specifically set forth above, and the Subordinated Lender hereby reserves all of its rights and remedies pursuant to the Subordinated Debt Financing Documents and applicable law.
     (f) This Amendment may be executed in any number of counterparts and by the different Parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original and all of which counterparts, taken together, will constitute one and the same instrument.

     (g) As a material part of the consideration for the Subordinated Lender entering into this Amendment and funding the Additional Loan Amount, the Borrower, on behalf of itself and its officers, directors, equity holders, Affiliates, successors and assigns, hereby releases and forever discharges each of the Subordinated Lender and its predecessors, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, and Affiliates (each a “Lender Party”) from any and all Claims of any nature whatsoever existing on the date hereof, including, without limitation, all Claims for contribution and indemnity, whether arising at law or in equity, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which the Borrower may have or claim to have against any Lender Party in any way related to this Amendment or any other Subordinated Debt Financing Documents.
[Signatures follow]

     IN WITNESS WHEREOF, the parties hereto have caused this AMENDMENT AND ADDITIONAL FUNDING AGREEMENT TO SUBORDINATED DEBT FINANCING AGREEMENT to be duly executed and delivered by their respective officers on the date first written above.

PANDA HEREFORD ETHANOL, L.P., as Borrower
By: PHE I, LLC, its sole general partner

By:	/s/ Darol Lindloff
Name:	Darol Lindloff

Title:	President and CEO

BALKAN VENTURES LLC
as the Subordinated Lender

By:	/s/ Robert Kornigsberger
Name:	Robert Kornigsberger

Title:	Co Managing Partner

SCHEDULE 2.8(a) (AMENDED)
AMENDED TARGET AMORTIZATION AMOUNT

First Repayment Date	$1,083,333.33
1st Quarter Following the First Repayment Date	$1,083,333.33
2nd Quarter Following the First Repayment Date	$1,083,333.33
3rd Quarter Following the First Repayment Date	$1,083,333.33
4th Quarter Following the First Repayment Date	$2,166,666.67
5th Quarter Following the First Repayment Date	$2,166,666.67
6th Quarter Following the First Repayment Date	$2,166,666.67
7th Quarter Following the First Repayment Date	$2,166,666.67
8th Quarter Following the First Repayment Date	$2,166,666.67
9th Quarter Following the First Repayment Date	$2,166,666.67
10th Quarter Following the First Repayment Date	$2,166,666.67
11th Quarter Following the First Repayment Date	$2,166,666.67
12th Quarter Following the First Repayment Date	$2,166,666.67
13th Quarter Following the First Repayment Date	$2,166,666.67
14th Quarter Following the First Repayment Date	$2,166,666.67
15th Quarter Following the First Repayment Date	$2,166,666.67
16th Quarter Following the First Repayment Date	$2,166,666.67
17th Quarter Following the First Repayment Date	$2,166,666.67
18th Quarter Following the First Repayment Date	$2,166,666.67

EXHIBIT A
SUBORDINATED NOTE
[attached]

EXHIBIT B
COMMON STOCK PURCHASE WARRANT
[attached]